Exhibit 23.2

Deloitte & Touche LLP 555 W 5th Street, Suite 2700 Los Angeles, CA 90013 USA Tel: +1 213 688 0800 Fax: +1 213 688 0100 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 3, 2022 relating to the financial statements of Tejon Ranch Co. and the effectiveness of Tejon Ranch Co.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tejon Ranch Co. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

April 29, 2022